Exhibit 10.2

November 21, 2006

Personal and Confidential

Mr. Robert Collins
6 Cutters Lane
Montaintop, PA 18707

Dear Bob:

Subject to approval by the Human Resources Committee (the “Committee”) of the Board of Directors of CSS Industries, Inc. (“CSS”), we are pleased to extend an offer of employment to you as President of Paper Magic Group, Inc. (“PMG”) effective November 29, 2006. Effective with, and as a result of, this promotion, you will resign your position as Vice President - Manufacturing of PMG. You acknowledge and agree that there are no other valid oral or written agreements relating to the terms and conditions of your employment with PMG as its President.

1.   Compensation - Subject to and conditioned upon approval by the Committee, the compensation package for this position will be as follows:

A.   Base Salary - A base salary in the gross amount of Two Hundred Forty Thousand Dollars ($240,000) per annum payable at such times as PMG pays its executives. There will be an annual performance review thereafter and you will then be considered for an increase in base salary consistent with the then current PMG policy.

B.   Incentive Compensation - For PMG’s current fiscal year ending March 31, 2007, you will continue to be eligible to participate in the Management Incentive Plan (“MIP”). For purposes of calculating your potential 2007 fiscal year incentive compensation, and depending on the extent of achievement of certain individual, PMG and CSS objectives, you will have the potential of earning incentive compensation based upon (i) 50% of your base salary in effect immediately prior to your promotion hereunder, prorated for the portion of the 2007 fiscal year prior to the effective date of your promotion, and (ii) 80% of your base salary specified in Section 1.A. above, prorated for the remaining portion of the 2007 fiscal year.

For PMG’s fiscal year ending March 31, 2008, depending on the extent of achievement of certain individual, PMG and CSS objectives, you will have the potential of earning for a full fiscal year period incentive compensation with a target opportunity of up to 80% of your then base salary. The financial target objectives of your potential 2008 fiscal year incentive compensation will be determined based upon the actual full 2008 fiscal year financial results of PMG and of CSS.

C.   Stock Option Grant - A stock option will be granted to you to acquire 10,000 shares of CSS Common Stock. This grant will in all respects be subject to and in accordance with the provisions of the CSS 2004 Equity Compensation Plan, and the terms of the grant letter to be provided to you at the time of the grant.

Robert Collins

November 21, 2006

D.   Company Automobile - You will be provided for your use a PMG-owned or leased automobile comparable to the owned or leased automobiles then made available by CSS’ affiliates to President-level officers of such affiliates. You acknowledge and agree that, effective with your promotion hereunder, you will no longer be entitled or eligible to receive the automobile allowance you currently receive in your position as Vice President - Manufacturing of PMG.

2.   Benefits Coverage -You will continue to be entitled to participate in those PMG benefit programs available to its officer level personnel in accordance with the applicable terms of these programs.

3.   Employment Status - Your employment status with PMG will be that of an employee at-will, and thus this employment status is subject to termination by either you or PMG at any time.

4.   Confidential Information. You recognize and acknowledge that by reason of employment by and service to PMG, you have had and will continue to have access to confidential information of PMG, CSS, and their affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, computer systems and software, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between or among PMG, CSS and their affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with PMG, CSS and such affiliates (“Confidential Information”). You acknowledge that such Confidential Information is a valuable and unique asset of PMG, CSS and/or their affiliates, and covenant that you will not, either during or at any time after your employment with PMG, disclose any such Confidential Information to any person for any reason whatsoever (except as your duties described herein may require) without the prior written consent of the Committee, unless such information is in the public domain through no fault of you or except as may be required by law.

5.   Non-Competition. During your employment with PMG, and for a period of one year thereafter, you will not, without the prior written consent of the Committee, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit your name to be used in connection with, any business or enterprise engaged within any portion of the United States or Canada (collectively, the “Territory”) (whether or not such business is physically located within the Territory) that is engaged in the creation, design, manufacture, distribution or sale of any products or services that are the same or of a similar type then manufactured or otherwise provided by PMG, CSS or by any of their affiliates during your employment with PMG (the “Business”). You recognize that you will be involved in the activity of the Business throughout the Territory, and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in Section 6 of this letter agreement) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit your ownership of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Act of 1933, provided that such ownership represents a passive investment and that neither you nor any group of persons including you in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

Robert Collins

November 21, 2006

6.   No Solicitation. During your employment with PMG, and for a period of one year thereafter, you agree not to, either directly or indirectly, (i) call on or solicit with respect to the Business any person, firm, corporation or other entity who or which at the time of termination of your employment with PMG was, or within two years prior thereto had been, a customer of PMG, CSS or any of their affiliates, or (ii) solicit the employment of any person who was employed by PMG, CSS or by any of their affiliates on a full or part-time basis at any time during the course of your employment with PMG, unless prior to such solicitation of employment, such person’s employment with PMG, CSS or any of their affiliates was terminated.

7.   Equitable Relief.

A.   You acknowledge that the restrictions contained in Sections 4, 5 and 6 of this letter agreement are reasonable and necessary to protect the legitimate interests of PMG, CSS and their affiliates, that PMG would not have entered into this letter agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to PMG, CSS and their affiliates. You represent that your experience and capabilities are such that the restrictions contained in Sections 4 and 5 hereof will not prevent you from obtaining employment or otherwise earning a living at the same general level of economic benefit as is anticipated by this letter agreement. YOU FURTHER REPRESENT AND ACKNOWLEDGE THAT (i) YOU HAVE BEEN ADVISED BY PMG TO CONSULT YOUR OWN LEGAL COUNSEL IN RESPECT OF THIS LETTER AGREEMENT, (ii) THAT YOU HAVE HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS LETTER AGREEMENT, TO REVIEW THOROUGHLY THIS LETTER AGREEMENT WITH YOUR COUNSEL, AND (iii) YOU HAVE READ AND FULLY UNDERSTAND THE TERMS AND PROVISIONS OF THIS LETTER AGREEMENT.

B.   You agree that PMG shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other remedies provided by law arising from any violation of Sections 4, 5, and 6 of this letter agreement, which rights shall be cumulative and in addition to any other rights or remedies to which PMG may be entitled. In the event that any of the provisions of Sections 4, 5 and 6 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

C.   You and PMG irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of Sections 4, 5 and 6 of this letter agreement, including without limitation, any action commenced by PMG for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection to the laying of venue of any such suit, action or proceeding in any such court.

Robert Collins

November 21, 2006

D.   You agree that PMG may provide a copy of Sections 4, 5 and 6 of this letter agreement to any business or enterprise (i) which you may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which you may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which you may use or permit your name to be used.

8.    Governing Law. This letter agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

Please confirm your understanding of the foregoing provisions by executing the enclosed counterpart of this letter and returning this executed counterpart to me.

Sincerely yours,

Christopher J. Munyan
Chairman and Chief Executive Officer
Paper Magic Group, Inc.

The aforementioned is confirmed as of this ___ day of November, 2006:

Robert Collins

cc: William G. Kiesling